Almaden Minerals Ltd.

1103-750 West Pender St. Vancouver, B.C., Canada V6C 2T8 ph. 604 689-7644 facs. 604 689-7645

NEWS RELEASE  May 28, 2004

Trading Symbol: AMM -TSX

www.almadenminerals.com

New Drilling Program at Elk (Siwash)

Almaden has committed to a 7000 metre drill program on its wholly owned Elk (Siwash) Gold Property near Merritt, B.C.

This program will seek to expand on the resource reported in a recent independent calculation and to follow new trends identified during this study.

Work is expected to start by mid June.

ON BEHALF OF THE BOARD OF DIRECTORS

     “Duane Poliquin”

___________________

Duane Poliquin, P.Eng.

President

The Toronto Stock Exchange has not reviewed nor accepted responsibility for the adequacy or accuracy of the contents of this news release which has been prepared by management.  Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the private securities litigation reform act of 1995. Such forward -looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filing with the Securities and Exchange Commission.